Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Columbia Equity Trust, Inc.

We have audited the accompanying statement of revenues and certain expenses of the property known as 1025 Vermont Avenue (1025 Vermont) for the year ended December 31, 2005. This financial statement is the responsibility of 1025 Vermont’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of revenues and certain expenses is free of material misstatement. 1025 Vermont has determined it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of 1025 Vermont’s internal control over financial reporting. Accordingly we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statement. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement of revenues and certain expenses was prepared for the purpose of complying with Rule 3-14 of Regulation S-X of the Securities and Exchange Commission. Material amounts, as described in Note 1 to the statement of revenues and certain expenses, that would not be directly attributable to future operating results of 1025 Vermont are excluded, and the financial statement is not intended to be a complete presentation of 1025 Vermont’s revenues and expenses.

In our opinion, the statement of revenues and certain expenses referred to above presents fairly, in all material respects, the revenues and certain expenses of 1025 Vermont for the year ended December 31, 2005 in conformity with accounting principles generally accepted in the United States of America.

/s/ Reznick Group, P.C.

Bethesda, Maryland
February 22, 2006

1025 VERMONT AVENUE
STATEMENT OF REVENUES AND CERTAIN EXPENSES

Year Ended
December 31, 2005
Revenues
Rental	$2,960,946
Tenant reimbursements and other revenue	273,508

Total revenues	3,234,454

Certain expenses
Property operating	1,385,112
Property operating paid to related party	90,809
General and administrative	49,682

Total certain expenses	1,525,603

Revenues in excess of certain expenses	$1,708,851

See accompanying Notes to Statement of Revenues and Certain Expenses.

1025 VERMONT AVENUE
NOTES TO STATEMENT OF REVENUES
AND CERTAIN EXPENSES

1. Basis of Presentation

The accompanying statement of revenues and certain expenses relates to the operations of the property commonly referred to as 1025 Vermont Avenue (“1025 Vermont”). This property was acquired on January 12, 2006 by Columbia Equity Trust, Inc. 1025 Vermont is a twelve story commercial office building of approximately 115,000 square feet, located in Washington, D.C.

The accompanying statement of revenues and certain expenses has been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and, accordingly, is not representative of the actual results of 1025 Vermont for the year ended December 31, 2005 due to the exclusion of certain expenses. As a result, the amounts reported in the accompanying statement are not comparable to those expected to be incurred by the Company in the proposed future operations of 1025 Vermont. Material amounts that would not be directly attributable to future operating results of 1025 Vermont are excluded, and the financial statement is not intended to be a complete presentation of 1025 Vermont’s revenues and expenses. Items excluded consist of depreciation and interest expense.

2. Summary of Significant Accounting Policies

(a)	Revenue Recognition

Rental revenue is recognized on a straight-line basis over the terms of the respective leases, including any free rent periods, regardless of when payments are due. Tenant incentives that are deemed to be rent concessions are deferred and amortized as a reduction of rent over the term of the respective leases, including any free rent periods. The lease agreements contain provisions that provide for additional rentals based on reimbursement of the tenants’ share of real estate taxes and certain common area maintenance costs. These revenues are recognized in the period the applicable expenses are incurred.

(b)	Use of Estimates

Management has made a number of estimates and assumptions relating to the reporting and disclosure of revenues and certain expenses during the reporting period to prepare the statement of revenues and certain expenses in conformity with accounting principles generally accepted in the United States of America. Actual results could differ from these estimates.

3. Minimum Future Rentals

1025 Vermont leases office space to tenants under various noncancelable operating leases. Leases on space in the office building provide for future minimum rentals plus provisions for escalations in the event of increased operating costs and real estate taxes (additional rentals). Minimum future rentals on the noncancelable operating leases with original maturities which extend for more than one year as of December 31, 2005 are as follows.

Years Ending
December 31,
2006	$ 2,705,917
2007	3,037,304
2008	2,876,506
2009	2,502,991
2010	2,085,259
Thereafter	7,547,414

$20,755,391

The above amounts do not reflect additional rentals that may be required by the leases, which are shown as tenant reimbursements in the statement of revenues and certain expenses.

4. Concentration of Credit Risk

1025 Vermont is located in Washington, D.C. The ability of the tenants to honor the terms of their leases is dependent upon the economic, regulatory and social factors affecting the community in which the tenants operate.

5. Related Party Transactions

Property operating expenses for the year ended December 31, 2005 include property management fees of $90,809 paid to a party related to the former owner.